Exhibit 99.1

Report of Independent Auditors

The Board of Landmark Infrastructure Partners GP LLC and the Partners of Landmark Infrastructure Partners LP

We have audited the accompanying statement of revenues and certain expenses (“the financial statement”) of the Land Portfolio for the year ended December 31, 2015, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates, made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 of the Land Portfolio’s financial statement for the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1 to the financial statement, the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Land Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/S/ Ernst & Young LLP

Irvine, California

January 6, 2017

Land Portfolio

Statements of Revenue and Certain Expenses

Nine Months Ended September 30, 2016 (unaudited) and the Year Ended December 31, 2015

	Nine Months Ended	Year Ended
	September 30, 2016	December 31, 2015
Revenue
Rental revenue	$4,059,540	$911,650
Certain Operating Expenses
Property operating expenses	—	104,227
Revenue in excess of certain operating expenses	$4,059,540	$807,423

See accompanying notes

Land Portfolio

Notes to The Statements of Revenue and Certain Expenses

(Information for the nine months ended September 30, 2016 is unaudited)

1.	Basis of Presentation

The accompanying statement of revenue and certain expenses includes the operations of lease revenue generated from approximately 4,000 acres of land in California underneath utility-scale solar photovoltaic (“PV”) projects (the “Portfolio Projects”).  On October 31, 2016, Landmark Infrastructure Partners LP (the “Partnership”) completed the acquisition of a  100% of the equity interest in RE Astoria Landco LLC, RE Garland Landco LLC, RE Garland A Landco LLC and RE Mustang Landco LLC, which entities own, in the aggregate, approximately 4,000 acres of land (the “Land Portfolio”), from Recurrent Energy Landco LLC (“Recurrent”),  in exchange for cash consideration of approximately $73 million (the “Transaction”).

The accompanying statements of revenue and certain expenses relate to the Land Portfolio and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenue and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Land Portfolio, have been excluded. Such items include depreciation, amortization, management fees, interest expense and amortization of above- and below-market lease intangibles.

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Land Portfolio recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the statements of revenues and certain expenses in conformity with US GAAP. Actual results could differ from those estimates.

3.	Minimum Future Rents

There are various ground lease agreements in place with tenants to lease the land. As of December 31, 2015, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

2016	$4,285,772
2017	4,825,444
2018	4,888,038
2019	4,951,616
2020	5,016,197
Thereafter	88,910,196
Total	$112,877,263

4.	Related Party Transactions

The land and related real property interests have been leased to four tenants affiliated with Recurrent who have constructed the Portfolio Projects. Rental revenue for the Land Portfolio is generated from six renewable power generation tenant sites within the Portfolio Projects.   The average remaining lease term of the leases is approximately 20 years (excluding remaining renewal options).

In connection with the closing of the Transaction, Recurrent was granted separate options to repurchase the land associated with each Portfolio Project at the expiration of the final renewal option of each applicable lease for such land (i.e., approximately 34 years), subject to certain terms and conditions.  The total repurchase option price for such land is approximately $145 million.

5.	Subsequent Events

The Land Portfolio evaluated subsequent events through January 6, 2017, the date the financial statements were available to be issued.